Allegion Finalizes Acquisition of SimonsVoss

DUBLIN (Sept. 1, 2015) - Allegion, plc (NYSE: ALLE), a leading global security products and solutions provider, has, through one of its subsidiaries, completed the previously announced acquisition of SimonsVoss Technologies GmbH (SimonsVoss).

SimonsVoss, headquartered in Munich, Germany, is an electronic lock company with a leading position in the growing European electronic market segment. The company’s comprehensive suite of solutions for electronic access control is sold globally.

Allegion announced its intent to purchase SimonsVoss in June. For more information, see the original press release.

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About Allegion™
Allegion (NYSE: ALLE) is a global pioneer in safety and security, with leading brands like CISA®, Interflex®, LCN®, Schlage® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion produces a range of solutions for homes, businesses, schools and other institutions. Allegion is a $2 billion company, with products sold in almost 130 countries.

For more, visit www.allegion.com.

Media Contact:
Maria Pia Tamburri - Director, Public Affairs
317-810-3399
Maria.Tamburri@allegion.com

Source: Allegion plc